                                                                [EXECUTION COPY]

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                              COLLATERAL AGREEMENT


                                     made by


                            TENNECO AUTOMOTIVE INC.,
                   TENNECO AUTOMOTIVE OPERATING COMPANY INC.,
                      TENNECO INTERNATIONAL HOLDING CORP.,
                          TENNECO GLOBAL HOLDINGS INC.,
                              THE PULLMAN COMPANY,
                                 TMC TEXAS INC.
                                       and
                             CLEVITE INDUSTRIES INC.


                                   in favor of


                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                               as Collateral Agent


                            Dated as of June 19, 2003


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


                                TABLE OF CONTENTS

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SECTION 1.            DEFINED TERMS..............................................................................2


         1.1      Definitions....................................................................................2

         1.2      Other Definitional Provisions..................................................................6

SECTION 2.            [INTENTIONALLY OMITTED]....................................................................6

SECTION 3.            GRANT OF SECURITY INTEREST.................................................................6

SECTION 4.            REPRESENTATIONS AND WARRANTIES.............................................................7

         4.1      Title; No Other Liens..........................................................................7

         4.2      Second Priority Liens..........................................................................7

         4.3      Jurisdiction of Organization...................................................................8

         4.4      Inventory and Equipment........................................................................8

         4.5      Farm Products..................................................................................8

         4.6      Investment Property............................................................................8

         4.7      Receivables....................................................................................8

         4.8      Intellectual Property..........................................................................8

SECTION 5.            COVENANTS..................................................................................9

         5.1      Delivery of Instruments, Certificated Securities and Chattel Paper.............................9

         5.2      Maintenance of Insurance.......................................................................9

         5.3      Payment of Secured Obligations................................................................10

         5.4      Maintenance of Perfected Security Interest; Further Documentation.............................10

         5.5      Changes in Jurisdiction of Organization, Location, Name, etc..................................10

         5.6      Notices.......................................................................................11

         5.7      Investment Property...........................................................................11

         5.8      Receivables...................................................................................12

         5.9      Intellectual Property.........................................................................12

         5.10     Jurisdiction of Organization..................................................................14

         5.11     Commercial Tort Claims........................................................................14

SECTION 6.            REMEDIAL PROVISIONS.......................................................................14

         6.1      Certain Matters Relating to Receivables.......................................................14

         6.2      Communications with Obligors; Grantors Remain Liable..........................................15

         6.3      Pledged Stock.................................................................................15


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                                TABLE OF CONTENTS
                                   (continued)

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         6.4      Proceeds to be Turned Over To Collateral Agent................................................16

         6.5      Application of Proceeds.......................................................................17

         6.6      Code and Other Remedies.......................................................................17

         6.7      Registration Rights...........................................................................18

         6.8      Deficiency....................................................................................19

SECTION 7.            THE COLLATERAL AGENT......................................................................19

         7.1      Collateral Agent's Appointment as Attorney-in-Fact, etc.......................................19

         7.2      Duty of Collateral Agent......................................................................20

         7.3      Execution of Financing Statements.............................................................21

         7.4      Authority of Collateral Agent.................................................................21

SECTION 8.            MISCELLANEOUS.............................................................................21

         8.1      Amendments in Writing.........................................................................21

         8.2      Notices.......................................................................................21

         8.3      No Waiver by Course of Conduct; Cumulative Remedies...........................................22

         8.4      [Intentionally Omitted].......................................................................22

         8.5      Successors and Assigns........................................................................22

         8.6      Set-Off.......................................................................................22

         8.7      Counterparts..................................................................................23

         8.8      Severability..................................................................................23

         8.9      Section Headings..............................................................................23

         8.10     Integration...................................................................................23

         8.11     Governing Law; Submission To Jurisdiction.....................................................23

         8.12     Acknowledgments...............................................................................24

         8.13     Additional Grantors...........................................................................24

         8.14     Releases......................................................................................24

         8.15     Intercreditor Agreement.......................................................................25
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                                TABLE OF CONTENTS
                                   (continued)

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SCHEDULES

Schedule 1        Notice Addresses of Guarantors
Schedule 2        Description of Investment Property
Schedule 3        Filings and Other Actions Required to Perfect Security Interests
Schedule 4        Location of Jurisdiction of Organization and Chief Executive Office
Schedule 5        Location of Inventory and Equipment
Schedule 6        Intellectual Property
Schedule 7        Commercial Tort Claims

ANNEXES

Annex 1           Assumption Agreement
Annex 1-A         Supplements to Schedules 1-7

                              COLLATERAL AGREEMENT

         COLLATERAL AGREEMENT, dated as of June 19, 2003, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the "Grantors"), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity, the "Collateral Agent") for the Holders (as defined in the Indenture described below).

                                   WITNESSETH:

         WHEREAS, pursuant to the Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among Tenneco Automotive Inc., a Delaware corporation (the "Company"), as issuer, the Subsidiaries (such term, and all other capitalized terms used herein, as defined and otherwise referenced pursuant to Section 1.1) of the Company party thereto as guarantors, and Wachovia Bank, National Association, as Trustee (the "Trustee"), the Company has duly authorized the issue of 10.25% Senior Secured Notes due 2013, Series A, and 10.25% Senior Secured Notes due 2013, Series B (as further defined in the Indenture, the "Securities");

         WHEREAS, as a condition precedent to the issuance of the Securities, the Company has entered into an Intercreditor Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among the Company, the Collateral Agent, the Trustee, and JPMorgan Chase Bank, as administrative agent (as further defined in the Indenture, the "Credit Agent") under the Credit Agreement dated as of September 30, 1999, as amended, among the Company, the lenders party thereto in their capacities as lenders thereunder and Commerzbank, AG and Bank of America, N.A., as co-documentation agents, Citibank, N.A., as syndication agent and the Credit Agent, as administrative agent;

         WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;

         WHEREAS, the proceeds from the issuance of the Securities will be used in part to enable the Company to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses and to repay certain indebtedness of the Company that is guaranteed by the Guarantors;

         WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the proceeds from the issuance of the Securities; and

         WHEREAS, it is a condition precedent to the issuance of the Securities that the Grantors shall have executed and delivered this Agreement to the Collateral Agent, for its benefit and the ratable benefit of the Trustee and the Holders;

         NOW, THEREFORE, in consideration of the premises and to induce the Holders to purchase the Securities, each Grantor hereby agrees with the Collateral Agent, for its benefit and the ratable benefit of the Trustee and the Holders, as follows:

                            SECTION 1. DEFINED TERMS

         1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms are used herein as defined in the New York
UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Instruments, Inventory, Letter of Credit Rights and Supporting Obligations.

         (b) The following terms shall have the following meanings:

                  "Agreement": this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Applicable Value": the aggregate principal amount, par value, book value as carried by the Company or market value, whichever is greatest, of any securities (as such term is used for purposes of Rules 3-10 and 3-16 of Regulation S-X under the Securities Act, or any similar replacement rule or regulation) of any Subsidiary of the Company.

                  "Collateral":  as defined in Section 3.

                  "Collateral Account": any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

                  "Company Obligations": the collective reference to the unpaid principal of and interest on the Securities and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the applicable default rate provided in the Indenture and interest accruing at the rate provided in the Indenture after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Trustee or the Collateral Agent or any Holder of the Securities, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, any other Specified Document or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Trustee or the Collateral Agent or to the Holders of the Securities that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements).

                  "Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and
         (ii) the right to obtain all renewals thereof.

                  "Copyright Licenses": any written agreement naming any Grantor as licensor or any written agreement naming any Grantor as licensee to the extent such agreement permits the Grantor to grant a security interest in its rights thereunder, including, without limitation, those listed in Schedule 6, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

                  "Deposit Account": as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

                  "Discharge of First Priority Claims": as defined in the Intercreditor Agreement.

                  "Excluded Collateral": the collective reference to: (i) any property or assets owned by any Foreign Subsidiary, Immaterial Domestic Subsidiary, Accounts Receivable Entity or Finance Subsidiary; (ii) any Capital Stock of any Foreign Subsidiary of the Company; (iii) any real property and real property leases (domestic or foreign); (iv) all securities (as such term is used for purposes of Rules 3-10 and 3-16 of Regulation S-X under the Securities Act, or any similar replacement rule or regulation) of any Domestic Restricted Subsidiary to the extent the Applicable Value of such securities (on a Subsidiary by Subsidiary basis) is equal to or greater than 20% of the then aggregate principal amount of the Securities then outstanding; and (v) all proceeds and products from any and all of the foregoing excluded Collateral described in clauses (i) through (iv), unless such proceeds or products would otherwise constitute Collateral without regard to the preceding clauses (i) through (iv); provided, however, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Domestic Restricted Subsidiary of the Company due to the fact that such Domestic Restricted Subsidiary's securities secure the Securities, then the securities of such Grantor shall automatically be deemed not to be part of the Collateral for which the Collateral Agent, the Trustee or the Holders have a security interest and shall automatically be deemed to be part of the Excluded Collateral but only to the extent necessary to not be subject to such requirement. In such event, the applicable Security Documents shall be deemed to be amended or modified to include as Excluded Collateral the Domestic Restricted Subsidiary's securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Domestic Restricted Subsidiary's Capital Stock and other securities to secure the Securities in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Domestic Restricted Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

                  "Foreign Subsidiary": any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

                  "General Intangibles": all "general intangibles" as such term is defined in Section 9-102(a)(42) of the New York UCC and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

                  "Guarantor Obligations": with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with the Securities or otherwise under the Specified Documents.

                  "Guarantors": the collective reference to each Grantor other than the Company.

                  "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Intercompany Note": any promissory note evidencing loans made by any Grantor to the Company or any of its Subsidiaries.

                  "Investment Property": the collective reference to (i) all "investment property" as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting "investment property" as so defined, all Pledged Notes and all Pledged Stock.

                  "Issuers": the collective reference to each issuer of any Investment Property.

                  "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

                  "Patents": (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6,
         (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

                  "Patent License": all agreements, whether written or oral, providing for (i) the grant by any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent and
         (ii) the grant to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent (to the extent such agreement permits the Grantor to grant a security interest in its rights thereunder), including, without limitation, any of the foregoing referred to in Schedule 6.

                  "Pledged Notes": all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

                  "Pledged Stock": the shares of Capital Stock listed on
         Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect other than Capital Stock constituting Excluded Collateral.

                  "Proceeds": all "proceeds" as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

                  "Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

                  "SEC": the Securities and Exchange Commission.

                  "Secured Obligations": (i) in the case of the Company, the Company Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

                  "Securities Act": the Securities Act of 1933, as amended.

                  "Specified Documents": collectively, the Indenture, the Securities and the Security Documents.

                  "Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

                  "Trademark License": any agreement, whether written or oral, providing for (i) the grant by any Grantor of any right to use any Trademark and (ii) the grant to any Grantor of any right to use any Trademark (to the extent such agreement permits the

         Grantor to grant a security interest in its rights thereunder), including, without limitation, any of the foregoing referred to in
         Schedule 6.

         1.2 Other Definitional Provisions. (a) The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

         (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

                       SECTION 2. [INTENTIONALLY OMITTED]

                     SECTION 3. GRANT OF SECURITY INTEREST

         (a) Subject to clause (b) of this Section 3, each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for its benefit and the ratable benefit of the Trustee and the Holders, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor's Secured Obligations (it being understood and agreed that the security interest granted herein for the benefit of the Collateral Agent on behalf of the Holders shall be subject to the subordination terms of the Intercreditor Agreement):

                  (i) all Accounts;

                  (ii) all Chattel Paper;

                  (iii) all Deposit Accounts;

                  (iv) all Documents;

                  (v) all Equipment;

                  (vi) all General Intangibles;

                  (vii) all Instruments;

                  (viii) all Intellectual Property;

                  (ix) all Inventory;

                  (x) all Investment Property;

                  (xi) all Letter of Credit Rights;

                  (xii) all Commercial Tort Claims in an amount in excess of $500,000 in which any Grantor has rights, as set forth on Schedule 7;

                  (xiii) all other property not otherwise described above;

                  (xiv) all books and records pertaining to the Collateral; and

                  (xv) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

         (b) Notwithstanding anything to the contrary contained in this Agreement, neither the Collateral Agent nor any of the Holders shall have a security interest in, and the grant of security interests pursuant to this
Section 3 for the benefit of the Collateral Agent on behalf of the Holders shall not extend to, any Excluded Collateral, and with respect to the Trustee, the Collateral Agent and the Holders the term "Collateral" shall not include the Excluded Collateral.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

         To induce the Holders to purchase the Securities, each Grantor hereby represents and warrants to the Collateral Agent and each Holder that:

         4.1 Title; No Other Liens. Except (i) as set forth on Schedule 6, (ii) for the First Priority Liens, (iii) for the security interest granted to the Collateral Agent for its benefit and the ratable benefit of the Trustee and the Holders pursuant to this Agreement and (iv) for the other Liens permitted to exist on the Collateral by the Indenture, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Except with respect to financing statements and other public notices filed with respect to the First Priority Liens, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such (a) as have been filed in favor of the Collateral Agent, for its benefit and the ratable benefit of the Trustee and the Holders, pursuant to this Agreement or (b) as are permitted by the Indenture.

         4.2 Second Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on
Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and, when required, duly executed form unless otherwise referred to in such Schedule) will constitute valid perfected security interests in all of the Collateral (to the extent a perfected security interest is required pursuant to this Agreement, and except as otherwise stated on Schedule 3) in favor of the Collateral Agent, for its benefit and the ratable benefit of the Trustee and the Holders, as collateral security for such Grantor's Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except the First Priority Liens, the Liens permitted by the Indenture and except for unrecorded Liens permitted by the Indenture which have priority over the Liens on the Collateral by operation of law. The stock certificates described on Schedule 2 have been delivered to the Credit Agent, each together with a duly executed stock power.

         4.3 Jurisdiction of Organization. On the date hereof, such Grantor's jurisdiction of organization, identification number from such jurisdiction of organization (if any) and the location of such Grantor's chief executive office or sole place of business are specified on Schedule 4.

         4.4 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

         4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

         4.6 Investment Property. (a) The shares of Pledged Stock constituting Collateral and pledged by such Grantor hereunder have been duly and validly issued and are fully paid and nonassessable.

         (b) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         (c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the First Priority Liens, the security interest created by this Agreement and Liens permitted under the Indenture.

         4.7 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Credit Agent or, following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, to the Collateral Agent, except for any of the foregoing to the extent subject to and included in Permitted Receivables Financing.

         (b) None of the obligors on any Receivables is a governmental authority.

         (c) The amounts represented by such Grantor to the Holders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

         4.8 Intellectual Property. (a) Except as otherwise set forth on such Schedule, Schedule 6 lists all registered, and all material unregistered, Intellectual Property owned by such Grantor in its own name on the date hereof and all applications to register any such Intellectual Property.

         (b) On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

         (c) Except as set forth in Schedule 6, on the date hereof, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

         (d) No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of, or such Grantor's rights in, any Intellectual Property in any respect that would reasonably be expected in the aggregate to have a material adverse effect on the business, property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

         (e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor's ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any material Intellectual Property.

                              SECTION 5. COVENANTS

         Each Grantor covenants and agrees with the Collateral Agent and the Holders that, from and after the date of this Agreement until the Secured Obligations shall have been paid in full:

         5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. Following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, if any amount payable under or in connection with any of the Collateral in excess of $500,000 shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper (in each case following receipt thereof by such Grantor from the Credit Agent, if in the possession of the Credit Agent or its agent prior to the Discharge of First Priority Claims) shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement, except to the extent any of the foregoing is subject to and included in a Permitted Receivables Financing.

         5.2 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies with A.M. Best ratings of A-III or better, (i) insurance policies insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties and (ii) insurance policies insuring such Grantor, the Collateral Agent, the Trustee and the Holders against liability for personal injury and property damage relating to such Inventory and Equipment, in both cases as is normal and customary for the automotive parts industry.

         (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof and (ii) name the Collateral Agent as insured party (with respect to liability insurance) and, subject to the terms of the Intercreditor Agreement, as additional loss payee with respect to other insurance as its interests may appear.

         (c) The Company shall deliver to the Collateral Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery to the Trustee of the compliance certificate required pursuant to Section 4.08(a) of the Indenture and such supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request.

         5.3 Payment of Secured Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings would not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

         5.4 Maintenance of Perfected Security Interest; Further Documentation.
(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority and perfection described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, other than the holders of the First Priority Liens and other Liens permitted by the Indenture.

         (b) Such Grantor will furnish to the Collateral Agent and the Holders from time to time statements and schedules further identifying and describing the assets and property of such Grantor constituting Collateral and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

         (c) Subject to the priority of the First Priority Liens and subject to the terms of the Intercreditor Agreement, at any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any applicable jurisdiction with respect to the security interests created hereby and (ii) as soon as reasonably practicable following the Discharge of First Priority Claims, in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain "control" (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

         5.5 Changes in Jurisdiction of Organization, Location, Name, etc. Such Grantor will not, except upon 15 days' prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents (executed where required) reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

                  (i) change its jurisdiction of organization or, if such Grantor does not have a jurisdiction of organization for purposes of the New York UCC, the location of its chief executive office or sole place of business from that referred to in Section 4.3; or

                  (ii) change its name.

         5.6 Notices. Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of:

                  (a) any Lien (other than First Priority Liens, security interests created hereby or Liens permitted under the Indenture) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

                  (b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

         5.7 Investment Property. (a) Following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, if such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer that would constitute Collateral hereunder, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the Holders, hold the same in trust for the Collateral Agent and the Holders and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. Except as otherwise provided in the Indenture, any sums paid upon or in respect of the Investment Property that constitutes Collateral upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of such Investment Property or any property shall be distributed upon or with respect to such Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent and to the extent it would constitute Collateral hereunder, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property that constitutes Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Holders, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

         (b) Following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer (except pursuant to a transaction expressly permitted by the Indenture), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property that constitutes Collateral or Proceeds thereof (except pursuant to a transaction expressly permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property that constitutes Collateral or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or permitted by the Indenture or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property that constitutes Collateral or Proceeds thereof.

         (c) Following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, in the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property that constitutes Collateral and was issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Investment Property that constitutes Collateral and was issued by it and
(iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property that constitutes Collateral and was issued by it.

         5.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

         (b) Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables. The Collateral Agent shall furnish a copy of each such demand, notice or document to the Trustee, and the Trustee may, but shall not be required to, furnish a copy to the Holders.

         5.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark,
(iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for its benefit and the ratable benefit of the Trustee and the Holders, shall obtain a perfected security interest in such mark (to the extent a security interest in such mark may be perfected by filing under the applicable Uniform Commercial Code, or similar law in a foreign jurisdiction, or with the US Patent and Trademark Office, or corresponding foreign office, and to the extent requested pursuant to clause (f) below) pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

         (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

         (c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

         (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

         (e) Such Grantor will notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, or the validity of, any material Intellectual Property subject to such an application or registration or such Grantor's right to register the same or to own and maintain the same. The Collateral Agent shall provide a copy of such notice to the Trustee, and the Trustee may, but shall not be required to, provide a copy of such notice to the Holders.

         (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as shall be required to evidence the Collateral Agent's and the Holders' security interest in any Copyright registered with the United States Copyright Office or any Patent or Trademark registered with the United States Patent and Trademark Office, and the goodwill (if applicable) and general intangibles of such Grantor relating thereto or represented thereby.

         (g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material registered Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

         (h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

         5.10 Jurisdiction of Organization. At the Collateral Agent's request, each Grantor will provide its jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor's chief executive office or sole place of business. In addition, the Collateral Agent may request, and such Grantor shall provide, a certified charter, certificate of incorporation, or other organizational document and long form good standing certificate from each Grantor.

         5.11 Commercial Tort Claims. Such Grantor will advise the Collateral Agent of such Grantor's interest in any Commercial Tort Claim in an amount in excess of $500,000 in which such Grantor believes it has rights, and such Grantor shall promptly provide the Collateral Agent with an updated Schedule 7 describing such Commercial Tort Claim or such information with respect thereto as may be required in order to attach and perfect a security interest therein in accordance with applicable law.

                         SECTION 6. REMEDIAL PROVISIONS

         6.1 Certain Matters Relating to Receivables. (a) The Collateral Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications after the occurrence of an Event of Default. At any time and from time to time, upon the Collateral Agent's request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

         (b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor's Receivables, subject to the Collateral Agent's direction and control following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, and following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, if required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of

Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Holders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Holders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

         (c) Following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, at the Collateral Agent's request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts (in each case following receipt thereof by such Grantor from the Credit Agent, if in the possession of the Credit Agent or its agent prior to the Discharge of First Priority Claims).

         6.2 Communications with Obligors; Grantors Remain Liable. (a) Following the Discharge of First Priority Claims, the Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to any material contract of any Grantor to verify with them to the Collateral Agent's satisfaction the existence, amount and terms of any Receivables or any material contract of any Grantor.

         (b) Following the Discharge of First Priority Claims, upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to any material contract of any Grantor that the Receivables and such contracts have been assigned to the Collateral Agent for its benefit and the ratable benefit of the Trustee and the Holders and that payments in respect thereof shall be made directly to the Collateral Agent.

         (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and material contracts of any Grantor to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Holder shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or any contract of any Grantor by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Holder of any payment relating thereto, nor shall the Collateral Agent or any Holder be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or any contract of any Grantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent's intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock that constitutes Collateral and all payments made in respect of the Pledged Notes that constitutes Collateral, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Indenture, and to exercise all voting and corporate rights with respect to such Investment Property; provided, however, that following the Discharge of First Priority Claims, no vote shall be cast or corporate right exercised or other action taken which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Indenture, this Agreement or any other Specified Document.

         (b) Following the Discharge of First Priority Claims, if an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property that constitutes Collateral and make application thereof to the Secured Obligations in accordance with Section 6.10 of the Indenture, and (ii) any or all of the Investment Property that constitutes Collateral shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

         (c) Following the Discharge of First Priority Claims, each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to such Investment Property directly to the Collateral Agent.

         6.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Holders specified in Section 6.1 with respect to payments of Receivables, following the Discharge of First Priority Claims and subject to the terms of the

Intercreditor Agreement, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor in respect of Collateral consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Holders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). Following the Discharge of First Priority Claims and subject to the terms of the Intercreditor Agreement, all Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Holders) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

         6.5 Application of Proceeds. Following the Discharge of First Priority Claims and if an Event of Default shall have occurred and be continuing, upon the direction of the Trustee (or, if a declaration of acceleration has been made and not rescinded pursuant to Section 6.02 of the Indenture, unless the Trustee directs otherwise) the Collateral Agent shall pay all (or any part of, if directed by the Trustee) Proceeds in respect of Collateral held in any Collateral Account in payment of the Secured Obligations to the Trustee for application pursuant to Section 6.10 of the Indenture.

         6.6 Code and Other Remedies. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Holders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may (subject to the terms of the Intercreditor Agreement) in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Collateral Agent or any Holder or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Subject to the terms of the Intercreditor Agreement, the Collateral Agent or any Holder shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees (subject to the terms of the Intercreditor Agreement), at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor's premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section
6.6 in accordance with the terms of the Intercreditor Agreement and, following the Discharge of First Priority Claims, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Holders hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with
Section 6.10 of the Indenture, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Holder arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

         6.7 Registration Rights. (a) Notwithstanding anything to the contrary in this Section 6.7, the provisions of this Section 6.7 are subject to the terms of the Intercreditor Agreement.

         (b) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock that constitutes Collateral pursuant to
Section 6.6, and if requested by the Collateral Agent to have such Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be necessary or advisable, as requested by the Collateral Agent, to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which are necessary or advisable, as requested by the Collateral Agent, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of
Section 11(a) of the Securities Act.

         (c) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock that constitutes Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock that constitutes Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

         (d) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock that constitutes Collateral pursuant to this
Section 6.7 valid and binding and in compliance with any and all other applicable requirements of law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the Holders, that the Collateral Agent and the Holders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

         6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Holder of the Securities to collect such deficiency.

                        SECTION 7. THE COLLATERAL AGENT

         7.1 Collateral Agent's Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

                  (i) following the Discharge of First Priority Claims, in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or any material contract of any Grantor or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or any material contract of any Grantor or with respect to any other Collateral whenever payable;

                  (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent's and the Holders' security interest in such Intellectual Property and the goodwill (if applicable) and general intangibles of such Grantor relating thereto or represented thereby;

                  (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

                  (iv) execute, in connection with any sale provided for in
         Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

                  (v) following the Discharge of First Priority Claims, (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;
         (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may request; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall request; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Collateral Agent requests to protect, preserve or realize upon the Collateral and the Collateral Agent's and the Holders' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

         Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

         (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

         (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

         (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

         7.2 Duty of Collateral Agent. (a) The Collateral Agent's sole duty, other than the obligations under the Intercreditor Agreement, with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Beyond such duty, the Collateral Agent shall have no duty as to any Collateral in its possession or control or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

         (b) Pursuant to the Collateral Agent's appointment as Collateral Agent under the Indenture, it shall act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's interest in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

         7.3 Execution of Financing Statements. Pursuant to applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

         7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent, the Trustee and the Holders, be governed by the Indenture, the Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the

Holders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

                            SECTION 8. MISCELLANEOUS

         8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article Nine of the Indenture.

         8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 11.02 of the Indenture; provided that any such notice, request or demand to or upon the Collateral Agent or any Guarantor shall be addressed to the Collateral Agent or such Guarantor at its notice address set forth on Schedule 1 (or such additional or different address as such Person may designate by written notice to each other such Person).

         8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Holder shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

         8.4 [Intentionally Omitted].

         8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Holders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

         8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Holder at any time and from time to time while an Event of Default pursuant to subsection 6.01 of the Indenture shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Holder to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent or such Holder may elect, against and on account of the obligations and liabilities of such Grantor to the Collateral Agent or such

Holder hereunder and claims of every nature and description of the Collateral Agent or such Holder against such Grantor, in any currency, whether arising hereunder, under the Indenture, any other Specified Document or otherwise, as the Collateral Agent or such Holder may elect, whether or not the Collateral Agent or any Holder has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each Holder shall notify such Grantor promptly of any such set-off and the application made by the Collateral Agent or such Holder of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each Holder under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent or such Holder may have.

         8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

         8.10 Integration. This Agreement and the other Specified Documents represent the agreement of the Grantors, the Collateral Agent and the Holders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Holder relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Specified Documents.

         8.11 Governing Law; Submission To Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each of the parties hereto hereby irrevocably and unconditionally:

         (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

         (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

         (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which notice shall have been given pursuant thereto;

         (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

         (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

         8.12 Acknowledgments. Each Grantor hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Specified Documents to which it is a party;

                  (b) neither the Collateral Agent nor any Holder has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Specified Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and Holders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Specified Documents or otherwise exists by virtue of the transactions contemplated hereby among the Holders or among the Grantors and the Holders.

         8.13 Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to subsection 4.18 of the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

         8.14 Releases. (a) At such time as the Secured Obligations shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

         (b) If any of the Collateral shall (i) be sold or disposed of by any Grantor in a transaction permitted by the Indenture or (ii) otherwise become subject to the release provisions set forth in Section 12.03 of the Indenture or
Section 5.1 of the Intercreditor Agreement, such Collateral shall be released from the Lien created hereby to the extent provided in Section
12.03 of the Indenture or Section 5.1 of the Intercreditor Agreement, as applicable, and, in connection therewith, the Collateral Agent, at the request and sole expense of the Company, shall execute and deliver to the Company all releases or other documents reasonably necessary or desirable for the release of the Lien created hereby on such Collateral. At the request and sole expense of the Company, a Grantor shall be released from its obligations hereunder and the Lien granted by such Grantor pursuant to the terms of this Agreement on the Collateral shall be released in the event that all the Capital Stock of such Grantor shall be so sold, disposed of or released; provided that the Company shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Indenture and the other Specified Documents.

         8.15 Intercreditor Agreement. (a) Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

         (b) The Grantors acknowledge that the Intercreditor Agreement and the rights and benefits thereof (and specific references thereto herein) inure only to the benefit of the Credit Agent and the Collateral Agent and their respective successors and assigns and each of the holders of First Priority Claims and Second Priority Claims (as such terms are defined in the Intercreditor Agreement), and that no other Person, including the Grantors, shall have or be entitled to assert any rights or benefits hereunder arising under the Intercreditor Agreement or by virtue of the existence of the specific references thereto herein.

         (c) Until the Discharge of First Priority Claims, in the event the Credit Agent or the First Priority Lenders enter into any amendment, waiver or consent in respect of any of the First Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Collateral Document or changing in any manner the rights of the Credit Agent, the First Priority Lenders, the Company or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of this Agreement or any related instrument or document without the consent of the Collateral Agent or any Holders and without any action by the Collateral Agent or any Holders, the Company or any other Grantor, provided that such amendment, waiver or consent of such First Priority Collateral Documents conforms with the requirements of Section 5.3(b) of the Intercreditor Agreement.

         IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first above written.



                                  TENNECO AUTOMOTIVE INC.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:





                                  TENNECO AUTOMOTIVE OPERATING COMPANY INC.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:





                                  TENNECO INTERNATIONAL HOLDING CORP.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:





                                  TENNECO GLOBAL HOLDINGS INC.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                  THE PULLMAN COMPANY


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:





                                  TMC TEXAS INC.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:





                                  CLEVITE INDUSTRIES INC.


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:





                                  Acknowledged and Agreed as of the date hereof:
                                  WACHOVIA BANK, NATIONAL ASSOCIATION, as
                                  Collateral Agent


                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                   SCHEDULE 1

                                NOTICE ADDRESSES


The notice address of all Guarantors is:

         [Guarantor Name]
         Attn:  Mark A. McCollum
         Chief Financial Officer
         500 North Field Drive
         Lake Forest, Illinois 60045

with a copy to:

         Tenneco Automotive Operating Company Inc.
         Attn:  Timothy R. Donovan
         General Counsel
         500 North Field Drive
         Lake Forest, Illinois 60045

The notice address of the Collateral Agent is:

         Wachovia Bank, National Association
         Attn: Corporate Trust Department
         5847 San Felipe, Suite 1050
         Houston, Texas 77057

                                   SCHEDULE 2

                       DESCRIPTION OF INVESTMENT PROPERTY
                              PART I: PLEDGED STOCK

TENNECO AUTOMOTIVE INC.

                                                                                                               ISSUED/AUTHORIZED
                             ISSUER                     NO. OF SHARES  CLASS OF STOCK    STOCK CERTIFICATE    TOTAL NO. OF SHARES
                             ------                     -------------  --------------    -----------------    -------------------
   1.     Tenneco Automotive Operating Company Inc.             231        Common                9                  231/250

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

                                                                                                             ISSUED/AUTHORIZED
                       ISSUER                     NO. OF SHARES     CLASS OF STOCK    STOCK CERTIFICATE     TOTAL NO. OF SHARES
                       ------                     -------------     --------------    -----------------     -------------------
 1. McPherson Strut Company Inc. (Delaware)               200           Common                3                   200/200
 2. Precision Modular Assembly Corp. (Delaware)           200           Common                3                   200/200
 3. Tenneco Asheville Inc. (Delaware)                     200           Common                5                   200/200
 4. Tenneco Asia Inc. (Delaware)                          200           Common                5                   200/200
 5. Tenneco Automotive RSA Company (Delaware)             200           Common                3                   200/200
 6. Tenneco Automotive Trading Company                    1000          Common                5                  1000/1000
    (Delaware)
 7. Tenneco Brake, Inc. (Delaware)                        1000          Common                7                  1000/1000
 8. Tenneco Europe Limited (Delaware)                     200           Common                7                   200/200
 9. Tenneco International Holding Corp.                40,809,036       Common               15               40,809,036/50M
    (Delaware)
10. The Pullman Company (Delaware)                        221           Common              NC-5                  221/250
11. TMC Texas Inc. (Delaware)                             200           Common                4                   200/200
12. Walker Electronic Silencing Inc. (Delaware)           200           Common                6                   200/200
13. Walker Europe Inc. (Delaware)                         200           Common                7                   200/200
14. Walker Manufacturing Company (Delaware)               200           Common                7                   200/200

TENNECO INTERNATIONAL HOLDING CORP. (100% OWNED BY TENNECO AUTOMOTIVE OPERATING COMPANY INC.)


                                                                                                               ISSUED/AUTHORIZED
                             ISSUER                     NO. OF SHARES    CLASS OF STOCK   STOCK CERTIFICATE   TOTAL NO. OF SHARES
                             ------                     -------------    --------------   -----------------   -------------------
   1.     Tenneco Global Holdings Inc. (Delaware)             315,000        Common               3             315,000/315,000

THE PULLMAN COMPANY

                                                                                                               ISSUED/AUTHORIZED
                             ISSUER                     NO. OF SHARES    CLASS OF STOCK   STOCK CERTIFICATE   TOTAL NO. OF SHARES
                             ------                     -------------    --------------   -----------------   -------------------
   1.     Clevite Industries Inc. (Delaware)                   1,000         Common             NC-1              1,000/1,000
   2.     Peabody International Corporation (Delaware)         1,000         Common             NC-1              1,000/1,000
   3.     Pullman Standard Inc. (Delaware)                     1,000         Common             NC-1              1,000/1,000


                                  Schedule 2-2

                                   SCHEDULE 2

                       DESCRIPTION OF INVESTMENT PROPERTY
                             PART II: PLEDGED NOTES



1. Promissory Note dated January 23, 2001, issued by Gould Electronics Inc. in favor of Tenneco Automotive Operating Company Inc. in the original principal amount of $3,768,625.00.(1)

2. Promissory Note dated June 30, 1998, issued by MLB Ltd. in favor of Barasset Corp. (a subsidiary of The Pullman Company) in the original principal amount of $850,000.00.(2)



----------

(1)      To be delivered to Credit Agent at closing.

(2) The Company is currently searching for this note. When found or replaced the Company will deliver to the Credit Agent or Collateral Agent, as applicable.



                                  Schedule 2-3

                                   SCHEDULE 3

                      FILINGS AND OTHER ACTIONS REQUIRED TO
                           PERFECT SECURITY INTERESTS

                     PART I: UNIFORM COMMERCIAL CODE FILINGS


               GRANTOR                               FILING OFFICE
               -------                               -------------
Tenneco Automotive Inc.                                 Delaware
Tenneco Automotive Operating Company Inc.               Delaware
Tenneco International Holding Corp.                     Delaware
The Pullman Company                                     Delaware
Tenneco Global Holdings Inc.                            Delaware
Clevite Industries Inc.                                 Delaware
TMC Texas Inc.                                          Delaware

                                   SCHEDULE 3

                       PART II: OTHER ACTIONS REQUIRED TO
                           PERFECT SECURITY INTERESTS

DELIVERY OF PLEDGED STOCK*

1.       Tenneco Automotive Inc.
2.       McPherson Strut Company
3.       Precision Modular Assembly Corp.
4.       Tenneco Ashville Inc.
5.       Tenneco Asia Inc.
6.       Tenneco Automotive RSA Company
7.       Tenneco Automotive Trading Company
8.       Tenneco Brake, Inc.
9.       Tenneco Europe Limited
10.      Tenneco International Holding Corp.
11.      Tenneco Global Holdings Inc.
12.      The Pullman Company
13.      Clevite Industries Inc.
14.      Peabody International Corporation
15.      Pullman Standard Inc.
16.      TMC Texas Inc.
17.      Walker Electronic Silencing Inc.
18.      Walker Europe, Inc.
19.      Walker Manufacturing Company


DELIVERY OF PLEDGED NOTES

1.       Gould Electronics Note listed on Schedule 2, Part II**

FILING(S) WITH THE U.S. PATENT AND TRADEMARK OFFICE

1. Security Interest in United States Patents, dated as of June __, 2003, by Tenneco Automotive Inc., Tenneco Automotive Operating Company Inc., Tenneco International Holding Corp., Tenneco Global Holdings Inc., The Pullman Company, TMC Texas Inc. and Clevite Industries Inc., in favor of Wachovia Bank, National Association, as Collateral Agent

2. Security Interest in United States Trademarks, dated as of June __, 2003, by Tenneco Automotive Inc., Tenneco Automotive Operating Company Inc., Tenneco International Holding Corp., Tenneco Global Holdings Inc., The Pullman Company, TMC Texas Inc.

----------

* Previously delivered to Credit Agent.

** To be delivered to Credit Agent.


                                  Schedule 3-2
         and Clevite Industries Inc., in favor of Wachovia Bank, National Association, as Collateral Agent

FILINGS AND OTHER ACTIONS

The filings and other actions listed above are sufficient to perfect a security interest in Collateral to the extent security interests in such Collateral can be perfected by the filing of Financing Statements under Article 9 of the applicable UCC (the "Article 9 Collateral"). Additional actions may be required to perfect a security interest in Collateral other than the Article 9 Collateral.



                                  Schedule 3-3

                                   SCHEDULE 4

                    LOCATION OF JURISDICTION OF ORGANIZATION
                           AND CHIEF EXECUTIVE OFFICE

                                                                                              LOCATION OF CHIEF EXECUTIVE OFFICE
                    GRANTOR                  JURISDICTION OF ORGANIZATION                         OR SOLE PLACE OF BUSINESS
                    -------                  ----------------------------                     -----------------------------------
1.  Tenneco Automotive Inc.                            Delaware                     500 North Field Drive, Lake Forest, IL  60045
2.  Tenneco Automotive Operating Company               Delaware                     500 North Field Drive, Lake Forest, IL  60045
    Inc.
3.  Tenneco International Holding Corp.                Delaware                     500 North Field Drive, Lake Forest, IL  60045
4.  Tenneco Global Holdings Inc.                       Delaware                     500 North Field Drive, Lake Forest, IL  60045
5.  The Pullman Company                                Delaware                     500 North Field Drive, Lake Forest, IL  60045
6.  TMC Texas Inc.                                     Delaware                     500 North Field Drive, Lake Forest, IL  60045
7.  Clevite Industries Inc.                            Delaware                     500 North Field Drive, Lake Forest, IL  60045

                                   SCHEDULE 5

                       LOCATION OF INVENTORY AND EQUIPMENT

                                  GRANTOR                                                  LOCATION
                                  -------                                                  --------
1.             Tenneco Automotive Operating Company Inc.                             Cornhusker Warehouse
                                                                                     2702 Rector Road
                                                                                     Paragould, AR 72450

2.             Tenneco Automotive Operating Company Inc.                             1801 High 49 B North
                                                                                     Paragould, AR 72450

3.             Tenneco Automotive Operating Company Inc.                             2000 S. Bolton Road
                                                                                     Paragould, AR 72450

4.             Tenneco Automotive Operating Company Inc.                             6925 Atlantic Avenue
                                                                                     Long Beach, CA 90805

5.             Tenneco Automotive Operating Company Inc.                             200 McIntyre Drive
                                                                                     Hartwell, GA 30643

6.             Tenneco Automotive Operating Company Inc.                             500 North Field Drive
                                                                                     Lake Forest, IL 60045

7.             Tenneco Automotive Operating Company Inc.                             605 Heathrow Drive
                                                                                     Lincolnshire, IL 60069

8.             The Pullman Company                                                   503 Weatherhead Street
               Clevite Industries Inc.                                               Angola, IN 46703

9.             Tenneco Automotive Operating Company Inc.                             4825 Hoffman Street
                                                                                     Elkhart, IN 46516

10.            Tenneco Automotive Operating Company Inc.                             1490 Gerber Street
                                                                                     Ligonier, IN 46767

11.            Tenneco Automotive Operating Company Inc.                             Behnke Warehouse
                                                                                     35 Edison Street
                                                                                     Battle Creek, MI 49014

12.            Tenneco Automotive Operating Company Inc.                             3901 Willis Road (P.O. Box 157)
                                                                                     Grass Lake, MI 49240

13.            Tenneco Automotive Operating Company Inc.                             Hillsdale Products
                                                                                     20 Superior Street
                                                                                     Hillsdale, MI 49242

14.            Tenneco Automotive Operating Company Inc.                             2701 North Detman Road
                                                                                     Jackson, MI 49201

15.            Tenneco Automotive Operating Company Inc.                             929 Anderson Road
                                                                                     Litchfield, MI 49252


                                  Schedule 5-1

                                  GRANTOR                                                  LOCATION
                                  -------                                                  --------
16.            Tenneco Automotive Operating Company Inc.                             904 Industrial Road
                                                                                     Marshall, MI 49068

17.            Tenneco Automotive Operating Company Inc.                             1 International Drive
                                                                                     Monroe, MI 48161

18.            Tenneco Automotive Operating Company Inc.                             13910 Lake Drive
                                                                                     (Bolles Harbor)
                                                                                     Monroe, MI

19.            Tenneco Automotive Operating Company Inc.                             6451 15 Mile Road
                                                                                     Sterling Heights, MI 48312

20.            Tenneco Automotive Operating Company Inc.                             1641 Manufacturer's Drive
                                                                                     Fenton, MO 63026 (St. Louis)

21.            Tenneco Automotive Operating Company Inc.                             1846 North Topping Avenue
                                                                                     Kansas City, MO 64120

22.            Tenneco Automotive Operating Company Inc.                             121 Meridian Drive
                                                                                     Cozad, NE 69130

23.            Tenneco Automotive Operating Company Inc.                             Central Logistic Services
                                                                                     1850 Centennial Avenue
                                                                                     Hastings, NE 68901

24.            Tenneco Automotive Operating Company Inc.                             Distribution Inc.
                                                                                     6363 North 70th Street
                                                                                     Lincoln, NE

25.            Tenneco Automotive Operating Company Inc.                             1475 280th Road
                                                                                     Seward, NE 68434

26.            The Pullman Company                                                   33 Lockwood Road
               Clevite Industries Inc.                                               Milan, OH 44846

27.            The Pullman Company                                                   Route 424 (11800 State Route
               Clevite Industries Inc.                                               424)
                                                                                     Napoleon, OH 43545

28.            Tenneco Automotive Operating Company Inc.                             206 Republic Street
                                                                                     Norwalk, OH 44857

29.            Tenneco Automotive Operating Company Inc.                             Johnstone Machinery Movers
                                                                                     13008 Eckel Junction Road
                                                                                     Perrysburg, OH 43551


                                  Schedule 5-2

                                  GRANTOR                                                  LOCATION
                                  -------                                                  --------
30.            Tenneco Automotive Operating Company Inc.                             645 East Broad Street
                                                                                     P.O. Box 119
                                                                                     Smithville, TN 37166

31.            Tenneco Automotive Operating Company Inc.                             Goggin Warehouse - Smithville
                                                                                     247 Hobson
                                                                                     Smithville, TN 37166

32.            Tenneco Automotive Operating Company Inc.                             Turntable, Inc.
                                                                                     101 Moore Street
                                                                                     Sparta, TN 38583

33.            Tenneco Automotive Operating Company Inc.                             3160 Abbott Lane
                                                                                     Harrisonburg, VA 22801

34.            Tenneco Automotive Operating Company Inc.                             4500 Early Road
                                                                                     Harrisonburg, VA 22801

35.            Tenneco Automotive Operating Company Inc.                             Old Dunham Bush Building
                                                                                     101 Burgess Road
                                                                                     Harrisonburg, VA 22801

36.            Tenneco Automotive Operating Company Inc.                             Shenandoah Engineering
                                                                                     1401 Technology Drive
                                                                                     Harrisonburg, VA 22802

37.            Tenneco Automotive Operating Company Inc.                             Livia Properties
                                                                                     600 Hays Avenue
                                                                                     Staunton, VA

38.            Tenneco Automotive Operating Company Inc.                             Factory Warehouse Building
                                                                                     50 Lodge Lane
                                                                                     Verona, VA 24482

39.            Tenneco Automotive Operating Company Inc.                             1569 D Diamond Springs Road
                                                                                     Virginia Beach, VA 23455-3007

40.            Tenneco Automotive Operating Company Inc.                             10840 West Allan Road
                                                                                     Hayward, WI 54843


                                  Schedule 5-3

                                   SCHEDULE 6

                              INTELLECTUAL PROPERTY

COPYRIGHTS

REGISTERED COPYRIGHTS

         None

UNREGISTERED COPYRIGHTS

         The Grantors may have unregistered copyrights in various types of material prepared within the conduct of their business. These types of materials can include all written material, including but not limited to any catalogs, manuals, packaging, labels, and marketing materials for all products manufactured and sold by a Grantor, as well as pictorial, graphical and other audio-visual works, computer programs, video recordings, compilations of data, multimedia and derivative works. However, no registrations have been sought for these types of copyrightable materials, and it is not the policy of the Grantors to pursue registered copyrights for these materials.

COPYRIGHT LICENSES

         COPYRIGHT LICENSES GRANTED BY A GRANTOR

                  None

         COPYRIGHT LICENSES GRANTED TO A GRANTOR

                  The Grantors have entered into various operational copyright licenses, such as software shrink wrap licenses, commensurate with an organization of their size.


PATENTS

UNITED STATES PATENTS AND PENDING PATENT APPLICATIONS

         See attached listing. The property listed on the attached schedule is held, according to the records of the United States Patent and Trademark Office, by the relevant Grantor either in its own name or may be registered under a prior name of such Grantor. The Company hereby warrants, represents and agrees that it will file appropriate documentation to update the records of the United States Patent and Trademark Office within two weeks following the date of this Agreement.


FOREIGN PATENTS AND PENDING PATENT APPLICATIONS

         Any and all foreign patents and foreign patent applications, including any extensions thereof, which may be existing and owned by a Grantor either in its own name or registered under a prior name of such Grantor. Following the Discharge of First Priority Claims, at the request of the Collateral Agent, the Company will cause to be filed appropriate documentation to update the records of the foreign equivalent of the U.S. Patent and Trademark Office in the relevant jurisdiction to reflect ownership in the name of such Grantor.


PATENT LICENSES

         PATENT LICENSES GRANTED BY ANY GRANTOR

         1. Technology License Agreement between Amortiguadores, S.A. and Tenneco Automotive Operating Company Inc. dated July 15, 1993 (renewed spring 2002) (TAOC technology to Venezuelan licensee)

         2. Patent and Trademark License Agreement between Tenneco Automotive Inc. and Monroe Amortisor Imalat Ve Ticaret A.S. dated February 4, 2001 (TAI technology and trademarks)

         3. Grantors have entered into agreements with Original Equipment Manufacturers (OEM Agreements) which may include a paid up, non-exclusive license to certain of Grantors' technology

         PATENT LICENSES GRANTED TO ANY GRANTOR

         1. Comprehensive Technical License Agreement by and between Tokico Ltd. and Tenneco Automotive Inc. dated January 17, 2002 (Tokico technology)

         2. Memorandum of Comprehensive Technical License Agreement for Toyota "558N" (South Africa) Project dated January 17, 2002 (Tokico technology for a specified project in accordance with the Comprehensive Technical License Agreement)

         3. Memorandum of Comprehensive Technical License Agreement for Toyota "380N" Camry (Australia) Project dated October 3, 2002 (Tokico technology for a specified project in accordance with the Comprehensive Technical License Agreement)

         4. World-wide license agreement from Hyrad Corp. for patents and know-how relating to adjustable shock absorber technology


TRADEMARKS

UNITED STATES REGISTERED TRADEMARKS AND PENDING APPLICATIONS

         See attached listing. The property listed on the attached schedule is held, according to the records of the United States Patent and Trademark Office by the relevant Grantor either in its own name or may be registered under a prior name of such Grantor. The Company hereby warrants, represents and agrees that it will file appropriate documentation to update the records


                                  Schedule 6-2
of the United States Patent and Trademark Office within two weeks following the date of this Agreement.

FOREIGN REGISTERED TRADEMARKS AND PENDING APPLICATIONS

         Any and all foreign trademark registrations and foreign trademark applications, including any renewals thereof, which may be existing and owned by a Grantor either in its own name or registered under a prior name of such Grantor. Following the Discharge of First Priority Claims, at the request of the Collateral Agent, the Company will cause to be filed appropriate documentation to update the records of the foreign equivalent of the U.S. Patent and Trademark Office in the relevant jurisdiction to reflect ownership in the name of such Grantor.

COMMON LAW TRADEMARKS

         Any and all trademarks to the extent existing at Common Law which may be used by a Grantor to indicate the source of their products or services.

TRADEMARK LICENSES

         TRADEMARK LICENSES GRANTED BY ANY GRANTOR

         1. 2003 Championship Off Road Racing (CORR) Associate #2 Sponsorship Contract dated February 2, 2003 (TAOC trademarks)

         2. Trademark License Agreement between Cycle Source Group LLC and Tenneco Automotive Operating Company Inc. undated (TAOC trademarks)

         3. Patent and Trademark License Agreement between Tenneco Automotive Inc. and Monroe Amortisor Imalat Ve Ticaret A.S. dated February 4, 2001 (TAI technology and trademarks)

         TRADEMARK LICENSES GRANTED TO ANY GRANTOR

         1. Agreement, dated April 11, 1988, between The Pullman Company and JPI Transportation Products Inc. (regarding the "Clevite" mark)

GENERAL LICENSES

The Grantors have entered into numerous and various types of intellectual property licenses with wholly-owned divisions, wholly owned subsidiaries or joint venture companies within the Grantors' organization. These agreements may allow the companies within Grantors' organization to use various of Grantors' owned intellectual property in the conduct of their business.

TRADE SECRET/PROPRIETARY INFORMATION

The Grantors may have trade secret and other rights in know-how and confidential or proprietary information including but not limited to, technologies in development, computer programs and


                                  Schedule 6-3
other computer software (including software systems and applications), websites, domains, domain names, user interfaces, topographies, source code, object code, algorithms, display screens, layouts, development tools, instructions, templates, evaluation software and hardware, formulae, manufacturing, engineering and other drawings and manuals, technology, processes, designs, lab journals, notebooks, schematics, data plans, blue prints, research and development reports, technical information and engineering data design and engineering specifications, customer lists and customer marketing information and similar materials all evidencing expertise in or information used in the Grantors' business and the manufacturing, marketing and sale of Grantors' products.


                                  Schedule 6-4

                                   SCHEDULE 7

                             COMMERCIAL TORT CLAIMS

                                      None.

                                                                      Annex 1 to
                                                            Collateral Agreement

         ASSUMPTION AGREEMENT, dated as of ____________ __, ____, made by ______________________________, a ______________ corporation (the "Additional
Grantor"), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the "Collateral Agent") for the Holders (as defined in the Indenture described below). All capitalized terms not defined herein shall have the meaning ascribed to them in such Indenture.

                                   WITNESSETH:

         WHEREAS, pursuant to that certain Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among Tenneco Automotive Inc., a Delaware corporation (the "Company"), as Issuer (such term, and all other capitalized terms used herein, as defined pursuant to Section 1.1), and Wachovia Bank, National Association, a New York banking corporation, as Trustee, the Company has duly authorized the issue of 10.25% Senior Secured Notes due 2013, Series A, and 10.25% Senior Secured Notes due 2013, Series B (as further defined in the Indenture, the "Securities");

         WHEREAS, in connection with the issuance of the Securities, the Company and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Collateral Agreement, dated as of June 19, 2003 (as amended, supplemented or otherwise modified from time to time, the "Collateral Agreement") in favor of the Collateral Agent for its benefit and the ratable benefit of the Trustee and the holders of the Securities;

         WHEREAS, the Indenture requires the Additional Grantor to become a party to the Collateral Agreement; and

         WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

         NOW, THEREFORE, IT IS AGREED:

                  1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section
         8.13 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

                  2. Governing Law. THIS ASSUMPTION AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

                                  [ADDITIONAL GRANTOR]
                                  By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                                                    Annex 1-A to
                                                            Assumption Agreement

Supplements to Schedule 1

Supplements to Schedule 2

Supplements to Schedule 3

Supplements to Schedule 4

Supplements to Schedule 5

Supplements to Schedule 6

Supplements to Schedule 7